March 18, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sir or Madam

We have read Item 4.01 of Form 8-K of M&A Holding Corp. (“the Registrant”) dated March 18, 2016 and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Item 4.01.

Yours very truly,

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.